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                                                                    EXHIBIT 23.1






                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of Sun Communities Operating Limited Partnership of our report dated March 12, 2003 relating to the financial statements and financial statement schedule of Sun Communities Operating Limited Partnership, which appears in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report dated March 12, 2003 relating to the financial statements of Sun Home Services, Inc., which appears in the Annual Report on Form 10-K/A of Sun Communities Operating Limited Partnership for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Detroit, Michigan
June 30, 2003